Exhibit 2(a)

EXECUTION VERSION

FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT
THIS FIRST AMENDMENT, dated as of June 24, 2015 (this “Amendment”), amends that certain Asset Purchase Agreement, dated as of March 7, 2014 (the “Agreement”), by and among United Rentals (North America), Inc., a Delaware corporation (“URNA”) and wholly owned subsidiary of United Rentals, Inc., a Delaware corporation (“Parent”), and United Rentals of Canada, Inc., a corporation amalgamated under the laws of the Province of Ontario (“URC” and, together with URNA, “Buyers”) and wholly owned subsidiary of Parent, on the one hand, and LD Services, LLC, a Texas limited liability company (“LD Services”), National Pump & Compressor, Ltd., a Texas limited partnership (“National Pump”), Canadian Pump & Compressor Ltd., a corporation incorporated under the laws of the Province of Alberta (“Canadian Pump”, and together with LD Services and National Pump, the “Pump Entities”), and GulfCo Industrial Equipment, L.P., a Texas limited partnership (“GulfCo”, and together with the Pump Entities, “Sellers” or individually, a “Seller”), and the general partner and limited partners, members, shareholders or other equity holders of each Seller, as the case may be, identified in Exhibit A of the Agreement (collectively, “Owners”), on the other hand. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.
W I T N E S S E T H
WHEREAS, Buyers, Sellers and Owners have entered into the Agreement;
WHEREAS, Buyers, Sellers and Owners desire to amend the Agreement to reflect certain additional or modified terms specified herein;
WHEREAS, Section 10.3 of the Agreement provides that the Agreement may be amended by a written instrument signed by the parties to the Agreement; and
WHEREAS, Section 10.17 of the Agreement provides that Mr. Don S. Shaver, in his capacity as Seller Representative, is authorized to execute and deliver all amendments, waivers, certificates and documents that he deems necessary or appropriate in connection with the consummation of the transactions contemplated by the Agreement, including the resolution of the Earnout Payment, and that all Sellers and Owners shall be bound by, and each Buyer and Buyer Indemnitee shall be entitled to rely on, the execution and delivery of this Amendment by the Seller Representative.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.
The following definitions from Section 1.1 of the Agreement are hereby deleted in their entirety and references thereto throughout the Agreement shall be deemed deleted: “Earnout Statement”, “Earnout Statement Objection Notice”, “EBITDA”, “First Calculation Period”, “First Earnout Amount”, “Second Calculation Period”, “Second Earnout Amount”.

2.	The second sentence of the definition of “Ordinary Course” or “Ordinary Course of Business” as set forth in Section 1.1 of the Agreement is hereby deleted in its entirety.

3.	The second sentence of the definition of “Rental Capital Expenditures” as set forth in Section 1.1 of the Agreement is hereby deleted in its entirety.

4.	The following definition is hereby added to Section 1.1 of the Agreement:
““Earnout Amount” has the meaning set forth in Section 2.12(b).”

5.	Section 2.6(a) of the Agreement is hereby deleted in its entirety and restated in its entirety as follows:
“In consideration of the sale to Buyers of the Acquired Assets and the other transactions contemplated under this Agreement and the Related Agreements, and provided that all of the conditions precedent to the obligations of each Buyer and each Seller set forth in Article 7 of this Agreement have been satisfied or waived before or at the Closing as described in Article 7, Buyers will pay or cause to be paid to or on behalf of Sellers and/or Owners, as the case may be, an aggregate purchase price (the “Purchase Price”) of (1) the aggregate amount equal to the sum of $653,056,783.00 and CAN$96,757,500.00 in cash at the Closing, plus (2) an amount of shares of Restricted Stock (the “Restricted Stock Consideration”) equal to the sum of (A) the quotient of (x) $13,623,217.00, divided by (y) the closing price of the shares of common stock, par value $0.01 per share, of Parent, at the close of business of the New York Stock Exchange on the Business Day immediately prior to the Closing Date (the “Closing Price”), plus (B) the quotient of (x) CAN$1,062,500.00, divided by (y) the Closing Price, plus (3) the Earnout Payment in connection with Section 2.12, plus or minus (4) any adjustments in accordance with the terms of this Article 2.”

6.	Section 2.12 of the Agreement is hereby deleted in its entirety and restated in its entirety as follows:
“(a)    Earnout Payment. As part of the Purchase Price, Buyers shall pay or cause to be paid to each of the Pump Entities the Earnout Amount pursuant to this Section 2.12 (such payment, the “Earnout Payment”) by wire transfer of immediately available funds to the account(s) designated by each respective Pump Entity to Buyers on the date the Earnout Payment is required to be paid. If a Pump Entity does not designate an account in accordance with this Section 2.12(a), such wire transfer shall be made to the account(s) designated for such Pump Entity on the Disbursement Schedule.
(b)    Earnout Amount. On or prior to June 30, 2015, Buyers shall pay or cause to be paid to the Pump Entities, in accordance with the provisions of Section 2.12(a), an aggregate amount equal to the Earnout Amount. The “Earnout Amount” means the sum of (i) $43,539,825.00, which shall be payable to National Pump, (ii) CAN$7,035,000.00, which shall be payable to Canadian Pump, and (iii) $1,925,175.00, which shall be payable to LD Services.”

7.	Section 10.9 of the Agreement is hereby deleted in its entirety and restated in its entirety as follows:
“Expenses. Except (i) as provided in Section 2.10(c), Section 6.3(c) and Section 6.4(c), (ii) for (x) the Data Room Expenses that are evidenced by one or more invoices received by Buyers prior to the Closing Date and included in any adjustment to the Purchase Price pursuant to Section 2.8(c) and (y) any cost and expense related to obtaining certificates and/or other documents of title with respect to any Acquired Asset pursuant to Section 6.7(a)(ii), in each case, of which one-half (1/2) shall be borne by Buyers and one-half (1/2) shall be borne by Sellers, and (iii) as otherwise expressly provided in this Agreement, each party hereto will bear its respective costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, the Related Agreements and the transactions contemplated herein or therein, including without limitation all fees and expenses of agents, representatives, counsel and accountants.”

8.	Exhibit B and Exhibit E to the Agreement are hereby deleted in their entirety.

9.
Seller Representative, on behalf of Sellers and Owners, hereby (i) waives any claims, whether known or unknown, Sellers and/or Owners may have under the Agreement (as amended by this Amendment and as it may be further amended from time to time in accordance with its terms) and (ii) covenants and agrees that neither Sellers nor Owners nor any of their respective successors, assigns, affiliates, partners, officers, directors, employees, attorneys or agents shall institute any claims, actions, suit or proceeding against Buyers (including, for the avoidance of doubt, any claims set forth in any objection notice or communications of Seller Representative), in any court or forum, directly or indirectly, in each of clause (i) and (ii) regarding or relating to (A) the Agreement (as amended by this Amendment and as it may be further amended from time to time in accordance with its terms) arising out of or relating to any facts existing as of or events occurring on or prior to the date of the execution of this Amendment or (B) the Earnout Amount or Earnout Payment.

10.
Buyers hereby (i) waive any claims, whether known or unknown, Buyers may have under the Agreement (as amended by this Amendment and as it may be further amended from time to time in accordance with its terms) and (ii) covenants and agrees that neither Buyers nor any of their respective successors, assigns, affiliates, partners, officers, directors, employees, attorneys or agents shall institute any claims, actions, suit or proceeding against Sellers and/or Owners in any court or forum, directly or indirectly, in each of clause (i) and (ii) regarding or relating to (A) the Agreement (as amended by this Amendment and as it may be further amended from time to time in accordance with its terms) arising out of or relating to any facts existing as of or events occurring on or prior to the date of the execution of this Amendment or (B) the Earnout Amount or Earnout Payment.

11.
This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any references to the Agreement shall be deemed a reference to the Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the later of the execution of this Amendment by the parties hereto and the date Sellers receive the Earnout Payment pursuant to Section 2.12 of the Agreement (as amended by this Amendment and as it may be further amended from time to time in accordance with its terms).

12.
This Amendment shall not constitute an amendment, modification or waiver of any provision of, or Exhibit or Disclosure Schedule to, the Agreement not expressly referred to herein. Except as expressly amended hereby, the provisions of, and Exhibits and Disclosure Schedules to, the Agreement (for the avoidance of doubt, including, without limitation, the covenants, obligations and agreements of Sellers and Owners under Section 6.9 of the Agreement) are and shall remain in full force and effect.

13.	If and to the extent there are any inconsistencies between the Agreement and this Amendment, the terms of this Amendment shall control.

14.
Without limiting or reducing in any manner the scope of paragraph 11 and 12 herein, the provisions of Sections 10.1, 10.3, 10.6, 10.7, 10.8 and 10.12 of the Agreement are hereby incorporated by reference as if set forth in their entirety herein and shall apply to the terms and provisions of this Amendment mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.
UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Jeffrey Fenton
Name: Jeffrey Fenton
Title: Senior Vice President, Business Development

UNITED RENTALS OF CANADA, INC.

By:	/s/ Jeffrey Fenton
Name: Jeffrey Fenton
Title: Vice President

NATIONAL PUMP & COMPRESSOR, LTD.
CANADIAN PUMP & COMPRESSOR LTD.
GULFCO INDUSTRIAL EQUIPMENT, L.P.
LD SERVICES, LLC
and each Owner

By:	/s/ Don S. Shaver
Don S. Shaver, as Seller Representative

[Signature Page to First Amendment to the Asset Purchase Agreement]

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